Exhibit 99.1

PLEASE CONTACT:

Tere Miller

Vice President,

Corporate Communications

(760) 741-2111, ext. 177

REALTY INCOME APPROVES TERMINATION OF
STOCKHOLDER RIGHTS PLAN
Announces Plan to Declassify Board of Directors

ESCONDIDO, CALIFORNIA  February 25, 2005….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O) today announced that upon recommendations made by its Nominating and Corporate Governance Committee, chaired by Michael D. McKee, Vice Chairman and Chief Operating Officer of The Irvine Company, the Board of Directors has approved certain corporate governance initiatives that it believes are in the best interest of the Company’s stockholders. The Company has, therefore, approved an amendment that will terminate the Company’s stockholder rights plan (“poison pill”), which will cause the rights under the existing stockholder rights plan to expire on February 28, 2005.

Realty Income further announced that the Board of Directors has approved amendments to the Company’s charter and bylaws that would declassify its Board of Directors. The charter amendment providing for the change to this system requires stockholder approval. Under the current classified system, directors are elected to a three-year term and approximately one-third of the full board is up for election each year. Under the proposed new system, the full Board of Directors would be elected every year. The Company intends to seek stockholder approval of this amendment at its 2005 annual stockholders’ meeting on May 10, 2005.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing stockholders with dependable monthly income. To date the Company has paid 415 consecutive monthly dividends throughout its 36-year operating history. The monthly income is supported by the cash flow from over 1,500 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

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